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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

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                               THE MONY GROUP INC.
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                (Name of Registrant as Specified in its Charter)

                               AXA FINANCIAL, INC.
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     (Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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                                                    Filed by AXA Financial, Inc.


                                           Subject Company: The MONY Group, Inc.
                                                   Commission File No. 001-14603

The following is the text of a press release issued by AXA Financial, Inc. on February 17, 2004.



Date:             February 17, 2004

Contact:          Jeff Tolvin, AXA Financial
                  212-314-2811
                  jeffrey.tolvin@axa-financial.com

FOR IMMEDIATE RELEASE:

                   AXA FINANCIAL WILL NOT INCREASE PRICE FOR
                                   MONY GROUP

       CURRENT LEVEL OF APPRAISAL DEMANDS WILL NOT DETER OR DELAY CLOSING

         NEW YORK, NY - To put an end to speculation regarding various aspects of its pending acquisition of The MONY Group Inc. (NYSE: MNY), AXA Financial's President and Chief Executive Officer, Christopher "Kip" Condron today stated:

         "As we have said from the time that we announced this transaction, we believe our offer to shareholders of $31 per share is full and fair. We will not increase it. Moreover, we remain optimistic that MONY shareholders will approve the acquisition.

         "In addition, we are committed to closing this acquisition immediately following the receipt of all regulatory approvals and the satisfaction of other closing conditions and notwithstanding the current level of appraisal rights demands. In that regard, we believe that the speculation among a number of analysts - that if the deal is not approved, the price of MONY's shares could well fall below $31 - should underscore to MONY shareholders that they would not be well served by opposing the deal or by pursuing an appraisal proceeding in the hopes of receiving a higher valuation."

ABOUT AXA FINANCIAL

     AXA Financial, Inc., with approximately $472.2 billion in assets under management as of September 30, 2003, is one of the world's premier financial services organizations through its strong brands: The Equitable Life Assurance Society of the U.S., AXA Advisors, LLC, Alliance Capital Management, L.P.,
Sanford C. Bernstein & Co., and its wholesale distribution company, AXA Distributors, LLC. AXA Financial is a member of the global AXA Group, a worldwide leader in financial protection and wealth management.

IMPORTANT LEGAL INFORMATION

         The MONY Group Inc. ("MONY") filed a definitive proxy statement with the Securities and Exchange Commission (the "SEC") on January 8, 2004 regarding the proposed acquisition of MONY by AXA Financial. Before making any voting or investment decisions, investors and security holders of MONY are urged to read the proxy statement regarding the acquisition carefully in its entirety, because it contains important information about the proposed transaction. MONY's proxy statement is being sent to the stockholders of MONY seeking their approval of the transaction. Investors and security holders may obtain a free copy of the proxy statement, and other documents filed with, or furnished to, the SEC at the SEC's web site at www.sec.gov. The proxy statement and other documents may also be obtained for free from MONY and AXA Financial by directing a written request to Shareholder Services, MONY, 1740 Broadway, New York, N.Y. 10019; Attn: John MacLane (jmaclane@mony.com.), or to AXA Financial, 1290 Avenue of the Americas, New York, N.Y. 10104, Attn. Robert Walsh (Robert.Walsh@axa-financial.com).

FORWARD LOOKING STATEMENTS

         Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predictions of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties, including the risk that the proposed acquisition may not be consummated. The following factors, among others, could cause actual results or the status of the transaction to differ materially from those described herein or from past results: the failure of the MONY stockholders to approve the transaction; the risk that the AXA Financial and MONY businesses will not be integrated successfully; the costs related to the transaction; inability to obtain, or meet conditions imposed for, required governmental, regulatory and other third-party approvals and consents; other economic, business, competitive and/or regulatory factors affecting AXA Financial; and the risk of future catastrophic events including possible future terrorist related incidents.

         Please refer to AXA Financial's Annual Report on Form 10-K for the year end December 31, 2002 for a description of certain important factors, risks and uncertainties that may affect AXA's business. AXA Financial does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise.

         AXA Financial files reports and other information with the SEC. You may read and copy any reports and other information filed by the companies at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549.

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